Ex. 10.60

GROUP RCI

RESORT AFFILIATION AND OWNERS ASSOCIATION AGREEMENT

This RESORT AFFILIATION AND OWNERS ASSOCIATION AGREEMENT ("Agreement") is made and entered into, effective the 18th day of October 2007, (the "Effective Date") by and among RCI, LLC, a Delaware limited liability company having offices and its principal place of business at 7 Sylvan Way, Parsippany, New Jersey, 07054, U.S.A. ("RCI'), SILVERLEAF RESORTS, INC., having its principal place of business at 1221 River Bend Drive, Suite 120, Dallas, TX 75247, U.S.A. ("Affiliate"), and ORLANDO BREEZE RESORT CLUB, an owners association comprised of the owners of Timeshare Interests at the Resort, having its principal place of business at 121 Emerald Loop, Davenport, FL 33897, U.S.A. ("Association").

A.           RCI makes available the RCI Exchange Program to individuals who purchase or acquire Timeshare Interests in RCI Affiliated Resorts.

B.           Affiliate has developed Timeshare Interests at the resort project(s) described as follows:  Name, location and street address of each Resort project affiliated hereby:

Orlando Breeze
121 Emerald Loop
Davenport, FL 33897

C.           Affiliate and Association have submitted to RCI an Application for Affiliation, a copy of which is incorporated by reference herein in its entirety, and desire the Resort to become an RCI Affiliated Resort, and for Affiliate and Association to offer to Purchasers the opportunity to become RCI Members and to be eligible to participate in the RCI Exchange Program.

D.           RCI desires the Resort to become an RCI Affiliated Resort and for Affiliate to perform services and duties associated with the RCI Exchange Program in accordance with the provisions of this Agreement until Affiliate transfers its management responsibilities to Association and thereafter, for Association to perform or provide for such services and duties.

NOW THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the terms listed below shall, unless the context otherwise requires, bear the following meanings:

1.1           Application for Affiliation:  The Affiliate's and Association's Application for Resort Affiliation, including any attachments thereto, which is required to be submitted by Affiliate or Association to RCI in connection with this Agreement.

1.2           Confirmed Exchange:  RCI's written or oral notification to the Resort and RCI Member or Exchange Guest that accommodations at the Resort or another resort have been reserved for use by the RCI Member or Exchange Guest.

1.3           Enrollment Application:  The form of application from time to time prescribed by RCI for the enrollment of Purchasers in the RCI Exchange Program.

1.4           Exchange Guest(s):  Person(s) who have received a Confirmed Exchange to the Resort from RCI.

1.5           Marks:  Those trademarks set forth below, or other trademarks as may be included and licensed by RCI to Affiliate and/or Association from time to time:

RCI
RESORT CONDOMINIUMS INTERNATIONAL

1.6           Presale:  That status where the Resort or a Unit at the Resort is under construction, renovation or refurbishment and is considered by RCI to be not ready for occupancy by an Exchange Guest(s).

1.7           Prospective Purchaser:  Prospective purchasers of a Timeshare Interest or other interest at the Resort or any other RCI Affiliated Resort.

1.8           Purchasers:  Persons who purchase Timeshare Interests in the Resort, including persons who are already RCI Members at time of purchase.

1.9           RCI Affiliated Resorts:  Resorts subject to resort affiliation agreements with RCI, including those resorts described in Recital B.

1.10         RCI Exchange Program:  RCI's program of facilitating the exchange of Timeshare Interests.

1.11         RCI Procedural Manual:  Any manual(s) of policies and/or procedures for Affiliates and Associations as published and amended by RCI from time to time.

1.12         RCI Subscribing Members or RCI Members:  Purchasers whose Enrollment Applications are accepted by RCI and who comply with the Terms and Conditions of RCI Membership.

1.13         RCI Subscription Fee:  The annual fee, from time to time, payable by RCI Members in respect to RCI's directory, magazine(s) or other publications and such other benefits incident to the subscription.

1.14         RCI Terms and Conditions:  Those terms and conditions of RCI membership contained in RCI's current RCI Weeks Directory of Affiliated Resorts magazine as amended from time to time by RCI in its discretion.

1.15         Resellers:  Any brokers, marketers, marketing companies or management companies engaged by Affiliate or Association.

1.16         Resort:  The resort project(s) or other lodging or vacation accommodation(s):  (1) described in Recital B and (2) all subsequent buildings or phases of the resort project(s) or other lodging or vacation accommodation(s) which meet RCI standards.

1.17         Timeshare Interests:  Possessary, occupancy or usage rights in timeshare resorts or other lodging or vacation accommodation(s), whole-owner condominiums or similar vacation ownership plans.

1.18         Unit:  A unit of accommodation of moveable or immovable property designed for separate occupancy in connection with the use of a Timeshare Interest.

ARTICLE 2 - RCI'S DUTIES AND OBLIGATIONS

2.1           Provide Exchange Program.  RCI shall make the RCI Exchange Program available to RCI Subscribing Members end perform its functions with respect to the RCI Exchange Program in accordance with its obligations under this Agreement, the RCI Terms and Conditions of Membership and the RCI Procedures Manual.

2.2           Process Enrollment Applications.  RCI shall process, promptly and fairly, Enrollment Applications and will notify Affiliate or Association if RCI rejects an Enrollment Application.

2.3           Fees.  If an Enrollment Application is rejected by RCI or is canceled by the Purchaser as a result of the Purchaser's cancellation or rescission of a contract to purchase a Timeshare Interest, RCI will refund fees previously remitted to RCI which correspond to such rejected or canceled Enrollment Application in accordance with the procedures set forth in the RCI Procedures Manual.

2.4           Materials.  Affiliate shall purchase any and all marketing materials necessary or desirable for the promotion of the RCI Exchange Program from RCI at RCI's current published rates.  Affiliate agrees not to amend, summarize, change or modify any material supplied by RCI without RCI's prior written consent, or delete, alter or obscure any proprietary notice or legend contained thereon.

ARTICLE 3 - AFFILIATE'S AND ASSOCIATION'S OBLIGATIONS

3.1           Enrollment Application and Fees.  During the term of this Agreement and any renewal terms, Affiliate and Association shall on a weeklybasis and no later than thirty (30) days after a Purchaser's date of purchase:

3.1.1        submit to RCI a fully completed Enrollment Application for each Purchaser;

3.1.2        pay to RCI, in a form acceptable to RCI, and without setoff or deduction, a sum equal to the number of Purchasers who enroll in the RCI Exchange Program since the last payment was made, multiplied by the sum of $35.00 for each Purchaser.  Notwithstanding the foregoing, RCI and Affiliate further agree that in the event less than eight thousand five hundred (8,500) Purchasers are enrolled, on an aggregate basis at all currently affiliated resorts in sales, in any twelve-month period during the term of each Agreement (with the first twelve-month period commencing on the Effective Date), Affiliate shall pay RCI on a retroactive basis an additional ten dollars ($10.00) for each Purchaser enrolled during such twelve-month period.  Such additional payment, if any, shall be made within thirty (30) days at the end of each applicable twelve month period. For any period less than twelve (12) months, the appropriate threshold number of Purchasers to be enrolled in order for Affiliate not to have to pay the additional ten dollars ($10.00) per Purchaser shall be calculated on a pro rata basis (e.g., 8,500 ÷ 12 x actual number of months.); and

3.1.3        submit a sales report in a form prescribed by RCI.

3.2           Promotion of Exchange Program.  Affiliate and Association shall in a manner that complies with the terms of this Agreement and the RCI Procedures Manual, promote RCI and the RCI Exchange Program to Purchasers and Prospective Purchasers.  Such efforts shall include but not be limited to:

3.2.1        distributing or arranging for the distribution of the current RCI Weeks Directory of Affiliated Resorts magazine to all Purchasers at the Resort;

3.2.2        making the current RCI Weeks Directory of Affiliated Resorts magazine available to all Prospective Purchasers in theResort; and

3.2.3        encouraging continued membership in tile RCI Exchange Program.

3.3           Minimum Performance Requirement.  Affiliate and Association acknowledge that if Affiliate’s or Association’s annual Enrollment Applications do not exceed one hundred (100), or, in the case of an Association, if the Association’s enrolled membership is not more than one hundred  (100) memberships, it is not economically viable for RCI to maintain the Affiliation, and this Agreement is likewise terminable at the sole option and discretion of RCI upon sixty (60) days notice to Affiliate and Association.

3.4           Photographs, Names and Logos.  Affiliate and Association agree to provide to RCI at least two (2) photographs or representative images of the Resort and Affiliate and Association agrees to allow RCI to reproduce, distribute, display and obtain, in both hard copy and electronic format, images of the Resort.  Affiliate and Association represent and warrant to RCI that: (a) Affiliate and Association own, have acquired or licensed the trademark, copyright and all necessary intellectual property rights in and to such images, names and logos; and (b) Affiliate and Association have obtained, and have on file at its office, releases or consents from or for every person, entity or thing as may be required by law or otherwise for the reproduction of each such photograph or image as contemplated herein.  Further, Affiliate and Association hereby release, discharge and agree to indemnify and hold RCI harmless from and against any and all liability, demand, claim, cost, expense, loss or damage (including attorneys' fees) caused by or arising from the reproduction and distribution of such images or use of such images, names or logos. This indemnification and hold harmless provision shall survive the termination of this Agreement for all applicable statutes of limitation.  RCI or its representatives, licensees and/or agents may, from time to time, shoot, take, obtain, reproduce, distribute, and display, in perpetuity, in both hard copy and electronic format, photographs and/or electronic images of the Resort (collectively with the photographs or representative images of the Resort provided to RCI by Affiliate and Association, the "Images").  Affiliate and Association agree that the Images, along with the name(s) and logo(s) of the Resort, are for non-exclusive use by RCI, its agents, and/or its licensees, at RCI's sole discretion, to effectively promote and provide information concerning the RCI exchange programs and the timeshare industry in general.

3.5           Intentionally Omitted.

3.6           Management Duties.  Until Affiliate transfers its management responsibilities to Association, Affiliate agrees, and thereafter Association agrees:

3.6.1        on RCI's request, to promote new services and benefits provided by RCI to RCI Members;

3.6.2        to perform services and other duties associated with the operation of the RCI Exchange Program in accordance with the RCI Procedures Manual and other materials furnished to it by RCI from time to time;

3.6.3        to maintain high qualitative and managerial standards throughout the Resort (including maintenance of an efficient and effective reservations system) and in particular to maintain high standards of hospitality, service, cleanliness, maintenance and appearance and a comprehensive maintenance program;

3.6.4        to operate its business in a commercially reasonable fashion that will enable it to meet its obligations;

3.6.5        to honor all Confirmed Exchanges at the Resort;

3.6.6        to provide all RCI Members and Exchange Guests with the services and facilities referred to in the Application for Affiliation and this Agreement;

3.6.7        to provide all RCI Members and Exchange Guests with the same rights and privileges at the same rates afforded generally to Purchasers at the Resort;

3.6.8        to act in a reasonable and co-operative manner to satisfy any complaints;

3.6.9        to the extent permissible by law, to submit to RCI upon RCI's request, not to exceed once annually, a report containing the name, current billing address and current ownership information for each Purchaser at the Resort.  This report shall be current as of one month prior to the date such report is submitted to RCI;

3.6.10      not to require Exchange Guests staying at the Resort to attend a sales presentation;

3.6.11      to collect any bed tax, transient occupancy tax or other local rate tax or charge on use or occupancy of the Resort's accommodations from owners of the Timeshare Interests at the Resort, unless the imposition of such tax is precluded by law, in which case to collect the applicable taxes from Exchange Guests;

3.6.12  to provide RCI with Certificates of Insurance reflecting: (1) those property and casualty coverages in effect as described in Section 5.3.3 and (2) naming RCI as an additional insured under such general liability policy as required by Section 5.3.3; and

3.6.13      to inform RCI before the appointment or replacement of any management and/or maintenance company relating to the Resort (whose appointment shall not, for the avoidance of doubt, affect the Affiliate's obligations of management and maintenance of the Resort).

3.7           Change in Information.  Affiliate and Association agree to immediately notify RCI of any change in any information set forth in the Application for Affiliation or of any other fact or circumstances affecting the operation of the RCI Exchange Program with respect to the Resort.

3.8           Non-Interference.  During the term of this Agreement and following its termination, neither Affiliate nor Association shall in any manner:

3.8.1        encourage any Purchaser or any other timeshare owner or RCI Member, to modify, amend, rescind, contravene or cancel their RCI membership;

3.8.2        encourage any owners association, club, developer or RCI Affiliated Resort to modify, amend, rescind, contravene or cancel its affiliation agreement with RCI; or

3.8.3        interfere or facilitate interference in any respect with the contractual relationship between RCI (including any RCI subsidiary, parent, associated or affiliated company or other entity in which RCI or its principal holds a controlling ownership interest) and any party contracting with RCI.

3.9           Non-Disclosure.  During the term of this Agreement and after its termination, Affiliate and Association agree that neither shall use for its own benefit (other than as permitted under this Agreement) or disclose to any third party, directly or indirectly, any information with respect to: (a) the terms of this Agreement or this Agreement's prior drafts or documents used in this Agreement's negotiations; (b) any proposals produced by RCI and distributed to Affiliate or Association; (c) any RCI proprietary information (including but not limited to any trade secrets, any confidential business information not readily available to the general public, or any confidential information regarding the operation of the RCI Exchange Program) to which it may be privy; (d) RCI membership numbers or exchange activity of any RCI Member or Exchange Guest; or (e) the names, addresses or telephone numbers of RCI Members.  However, disclosure of the terms of this Agreement may be permitted in the following limited circumstances: (i) where such disclosure is required by law, provided that Affiliate or Association give RCI at least twenty (20) days written notice prior to such disclosure; and (ii) where requested by Affiliate's or Association's fiduciaries or proposed lenders, only if: (1) Affiliate or Association secure, on behalf of RCI, the agreement in writing of the receiving party not to further disclose the confidential information; and (2) RCI gives written approval of such disclosure.  Notwithstanding the above, Affiliate and Association agree that direct or indirect disclosure of any of the above information to any other exchange company, timeshare or vacation ownership developer or timeshare owners association is expressly prohibited by this Section under any circumstances.

3.10         Denial of Access.

3.10.1      If Affiliate or Association fails to honor a Confirmed Exchange into the Resort or if an Exchange Guest is otherwise denied access to a unit at the Resort for which that Exchange Guest has a Confirmed Exchange, then Affiliate or Association, whichever has failed to honor such Confirmed Exchange or denied such access, shall immediately and at its own expense secure alternative accommodations of similar size and quality for the same time period for the Exchange Guest and shall reimburse RCI for any costs incurred by RCI in connection with such failure to honor the Confirmed Exchange or such denial of access.

3.10.2      Neither Affiliate, Association nor RCI shall have any obligation to secure alternate accommodations for an Exchange Guest arriving at the Resort during an interval other than that for which the Exchange Guest has been confirmed by RCI.

3.11         Protection of RCI's Interests.  Affiliate and Association agree that during the term of this Agreement and for a period of one (1) year after this Agreement is terminated for any reason, it will not, without RCI's prior written consent, hire, employ, engage or pay for services any person who was employed by RCI during the term of this Agreement; or directly or indirectly induce any such person to terminate or alter his/her relationship with RCI.

3.12         Worldwide Website Access.  Affiliate and Association grant to RCI the right to establish any links and access to Affiliate's and Association's Worldwide Website(s), if any, via the Internet for the promotion of the RCI Exchange Program and other programs.  Further, Affiliate and Association hereby release, discharge and agree to indemnify, defend and hold RCI harmless from and against any and all liability, demand, claim, cost, expense, loss or damage (including attorneys' fees) caused by or arising from the information or graphics on Affiliate's or Association's site or RCI's links or access to Affiliate's and Association's Worldwide Website(s). This indemnification and hold harmless provision shall survive the termination of this Agreement for all applicable statutes of limitation.

ARTICLE 4 - RELATIONSHIP OF THE PARTIES

4.1           Representation of Relationship.  Affiliate and Association shall fully and accurately describe the RCI Exchange Program and Association's relationship with RCI to Prospective Purchasers and Purchasers.  To this end, Affiliate and Association:

4.1.1        shall not misrepresent in any way the RCI Exchange Program to Purchasers or Prospective Purchasers nor make any representation which could lead to any confusion on the part of any Purchaser or Prospective Purchaser as to the Exchange Program or the services and benefits offered in connection therewith;

4.l.2         shall deliver, in writing and in easily readable print, and prior to the execution of any contract for purchase, the following or substantially similar language to Prospective Purchasers or Purchasers:

RCI conducts an exchange program made available to purchasers at this resort.  No joint venture, partnership or contract of agency exists between RCI and the owner of this resort; however the owner of this resort is a party to an agreement with RCI through which the owner submits applications on behalf of purchasers to become members of RCI's Exchange Program.  RCI's responsibility for representations concerning the RCI Exchange Program is limited to those representations made in materials supplied by RCI.  While it is anticipated that the owner of this resort and RCI will maintain an ongoing relationship, there is no assurance that the agreement between the owner of this resort and RCI will continue. Similarly, RCI makes no representations as to the continued viability of this resort.  Your decision to purchase should be based primarily upon the benefits to be gained from ownership and use of your timeshare interests in the resort and not upon the RCI Exchange Program.

4.1.3        shall not amend, summarize, change or modify any material supplied by RCI without RCI's prior written consent, or delete, alter or obscure any proprietary notice or legend contained thereon;

4.1.4.       shall not use the name, photograph(s) or image(s) of any other RCI Affiliated Resort or any other resort or hotel in any material to be used in a sales presentation. Further, those name(s), photograph(s) and image(s) may not be used in any other manner without obtaining the prior written consent of: (a) RCI; (b) the owner of such other RCI Affiliated Resort or other resort, hotel, or other lodging or vacation accommodation; (e) the owner of the copyright in the photograph(s) or image(s), and; (d) any other person whose permission is legally required to use such name(s), photograph(s) or image(s);

4.1.5        shall not offer the RCI Exchange Program as an investment, in conjunction with the sale of a security, through an emphasis on any profit or appreciation, or in connection with any rental pool; and
4.1.6        shall not promote the RCI Exchange Program or other services available from RCI as the main or principal reason for purchase of any Timeshare Interest nor represent Affiliate's or Association's affiliation to the RCI Exchange Program as a warranty or indication of the Affiliate's, Association's or Resort’s status or condition.

4.2           Presale.  During Presale, Affiliate agrees to represent fully and fairly to Purchasers at the Resort RCI's requirements regarding use of Presale units for exchange. Affiliate shall send written notice to RCI when construction of the Resort has been completed, after which RCI will inspect the Resort to determine whether the Presale status of the Resort may be lifted.  If RCI accepts a SPACEBANK deposit of a specified unit and week by a Purchaser of a unit having a Presale status at the Resort, and the Purchaser’s unit is not completed and approved by RCI for occupancy at least fourteen (14) days prior to the start date of the specified week deposited and the week deposited is after the date that Affiliate agreed the unit would be ready for occupancy, Affiliate agrees to make available to the RCI Exchange Program during the specified week, or such other comparable week to which RCI may agree, another comparable, completed unit at the Resort.

4.3           Appointment of Resellers.  Affiliate and/or Association will insure that Resellers do not make any representations related to RCI or the RCI Exchange Program in connection with the sale of Timeshare Interests in the Resort unless and until the Affiliate or Association request and receive RCI's approval to sublicense to the particular Reseller(s) the right to use the RCI Marks and RCI materials for the sole purpose of promoting the RCI Exchange Program and obtaining RCI Enrollment Application Forms on the Affiliate's or Association's behalf.  RCI will grant such approval only upon fulfillment of the following conditions:

4.3.1        Affiliate or Association RCI at least thirty (30) days prior written notice of its intent to engage the Reseller for the above purposes;

4.3.2        Affiliate or Association provides RCI with its thirty (30) day notice a copy of its proposed agreement with the Reseller, which agreement shall contain the same trademark provisions as contained in this Agreement, including but not limited to those in Section 4.3.5 and Article 6 herein;

4.3.3        Affiliate or Association provides RCI with its thirty (30) day notice a Reseller’s Acknowledgment in the form required by RCI from lime to time;

4.3.4        Affiliate and Association acknowledge and agree that RCI may, at any time during the thirty (30) day notice period referred to above: (a) request additional information regarding the Reseller from Affiliate or Association; and (b) refuse at its sole discretion to grant Affiliate's or Association's request for approval to sublicense to Reseller the right to use the RCI Marks and RCI materials for the sole purpose of promoting the RCI Exchange Program and obtaining RCI Enrollment Application Forms on the Affiliate's or Association's behalf.  If notice of refusal from RCI is not given during such thirty (30) day period, Affiliate or Association may grant the Reseller a sublicense as described herein;

4.3.5        Affiliate and Association acknowledge and agree that immediately on termination of this Agreement, the Reseller shall cease using RCI Marks and RCI materials, cease promoting the RCI Exchange Program, and further cease obtaining RCI Enrollment Application Forms.  Affiliate or Association shall notify all Resellers in writing of such termination and Affiliate or Association shall collect all RCI materials, all materials bearing one or more of the RCI Marks, and all RCI Enrollment Application Forms held by or on behalf of all Resellers.  Affiliate and Association agree that it will promptly notify RCI in writing of the Reseller's cessation of the previously authorized activities and will certify to RCI that it has collected all such materials from the Reseller. Affiliate and Association shall be liable to RCI for all acts or omissions of the Reseller arising out of any such failure to timely cease such activities and any damages which RCI may suffer as a result of Reseller's activities following termination will be covered under the Affiliate's or Association's obligation to indemnify RCI as set forth in this Agreement;

4.3.6        Affiliate and Association acknowledge and agree that, RCI, in addition to any other rights it may enjoy under this Agreement, hereby reserves the right to require termination of the Reseller in the event Reseller engages in any act or omission which would constitute a breach of this Agreement if committed by Affiliate or Association.

4.4           Responsibilities of Affiliate and Association.  Affiliate and Association acknowledge and agree that, the appointment of Resellers notwithstanding, they are and remain at all times directly and primarily responsible for: (a) the submission to RCI of RCI Enrollment Applications and fees; (b) the content and correctness of RCI Enrollment Applications; (e) all acts or omissions of Resellers; and (d) ensuring that any and all Resellers fully comply with the terms of this Agreement.

ARTICLE 5 - ACKNOWLEDGMENTS,
REPRESENTATIONS AND WARRANTIES

5.1           Acknowledgments.  Affiliate and Association each acknowledge and agree that:

5.1.1        RCI has the right to accept or reject any Enrollment Application submitted to it;

5.1.2        it will offer the RCI Exchange Program only to Purchasers purchasing Timeshare Interests in the Resort(s) identified in Recital B;

5.1.3        it will not offer the RCI Exchange Program to Purchasers of Timeshare Interests at any other resort without entering into a separate Agreement with RCI for such resort or adding such resort to this Agreement by Addendum;

5.1.4        RCI memberships are available to natural persons, and if a Timeshare Interest is purchased by a corporation, partnership, or other business entity, RCI membership must be in the name of the natural person authorized by such entity to utilize the purchased Timeshare Interest;

5.1.5        RCI has the right to confirm any individuals into Units at the Resort which bare been deposited with RCI provided, however, such individuals comply with the roles mad regulations of the Resort;

5.1.6        the RCI Terms and Conditions, including but not limited to the services and benefits provided by RCI to RCI Members, exchange privileges, the practices, procedures and priorities for effecting exchanges and the fees payable by RCI Members govern the relationship between RCI and RCI Members, and may be changed by RCI from time to time in its discretion;

5.1.7        the use of RCI Guest Certificates is personal to RCI Members and no commercial use of RCI Guest Certificates may be made by Purchasers, Affiliate, Association, or any of their officers, directors, employees, sales representatives, brokers or agents;

5.1.8        RCI has the right to inspect the Resort and the sales records of Affiliate and Association with respect to the Resort upon reasonable notice and during regular business hours;

5.1.9        neither Affiliate nor Association may assign or sublicense any or all of its rights under this Agreement to any person without RCI's prior written approval and any such attempted assignment or sublicense shall be null and void;

5.1.10      RCI may assign its rights and duties under this Agreement or any Enrollment Application or agreement with an RCI Member in which case this Agreement shall remain in full force and effect; and

5.1.11      except for sales in the ordinary course of business to Purchasers for use other than a commercial use, it will not transfer any interest in the Resort unless the transferee agrees to be bound by the terms and conditions of this Agreement in the same manner as the Affiliate or Association hereunder.

5.2           Acknowledgment of Relationship.  Affiliate and Association each hereby acknowledge that:

5.2.1        it has no power to bind RCI in any manner;

5.2.2        Affiliate, Association, and Resort are independent and outside the control of RCI and that nothing in this Agreement creates a relationship of agency, employment, partnership or joint venture between RCI and the Affiliate or Association;

5.2.3        the product(s) of Affiliate and Association (including but not limited to Timeshare Interests) are separate and distinct from the services offered through the RCI Exchange Program; and

5.2.4        it is not relying on RCI or the RCI Exchange Program for the sale of its product(s).

5.3           Representations and Warranties.  Affiliate and Association, each represent and warrant to RCI only as to themselves and not as to each other that:

5.3.1        the statements made by it in the Application for Affiliation are not misleading and are true and correct in all material respects and that all the facilities referred to in the Application for Affiliation will be available to Exchange Guests in the manner described in the Application for Affiliation;

5.3.2        it owns or has the legal right to convey Timeshare Interests to Purchasers;

5.3.3        it maintains with a reputable insurer property and casualty insurance to cover loss or damage to the Resort, as well as general liability insurance naming RCI as an additional insured in an amount sufficient to cover its risk;

5.3.4        it has thoroughly examined the RCI Exchange Program as set forth in the RCI Procedures Manual and other materials furnished to it by RCI and that it is familiar with the operation of the RCI Exchange Program;

5.3.5        except as previously disclosed in writing to RCI, there is no litigation, proceeding, claim, complaint, investigation or similar action pending or threatened against it which would materially and adversely affect the performance of its obligations or the continued operation of the Resort;

5.3.6        by entering into this Agreement, it will not be in breach of the provisions of any other agreement, lease, charter, by-law or any other instrument or obligation;

5.3.7        it is in compliance with all applicable laws, rules and regulations; and

5.3.8        the execution of this Agreement has been duly authorized by all necessary actions, the persons executing this Agreement are authorized to do so and this Agreement constitutes its legal and binding obligation.

The representations and warranties contained herein are of a continuing nature, and unless otherwise disclosed to RCI in writing, shall be considered reaffirmed by Affiliate and Association with each submission of Enrollment Applications.

5.4           Cross Border Limitations.

5.4.1        Affiliate acknowledges that RCI operates its RCI Exchange Programs on a worldwide basis through various affiliates (individually, an "RCI Office" and, collectively, "RCI Offices").  The RCI Offices administer the RCI Exchange Programs in different regions of the world as set forth in Exhibit B attached hereto and hereby incorporated (the "Regions").  Affiliate further acknowledges that each of the Regions may vary with respect to the following matters: (i) enrollment pricing, requirements or procedures; (ii) enrollment, membership or transaction fees; (iii) reservation or exchange requirements or procedures; (iv) member servicing requirements or procedures; and/or (v) other requirements, procedures or restrictions in operating the RCI Exchange Programs (collectively, the "RCI Procedures").  In accordance with the foregoing, Affiliate agrees that Affiliate and each Resort shall be governed by, and comply with, the RCI Procedures of the particular Region(s) where Affiliate sells ownership interests of a Resort(s) (as more particularly set forth in paragraph 5.4.2 below).  For example, if the Resort is situated in South Africa and the Affiliate is selling ownership interests in the Resort in both South Africa and Canada, then the RCI Procedures of South Africa will apply to sales made in South Africa, while the RCI Procedures of Canada shall apply to sales made in Canada.

5.4.2        Affiliate shall not offer the RCI Exchange Programs provided under this Agreement except in connection with sales of ownership interests of a Resort(s) (Timeshare Interests or Vacation Interests) made within the Region where the particular Resort(s) is situated (the "Resort's Region"); provided, however, in the event that Affiliate desires to offer the RCI Exchange Programs in connection with sales of ownership interests of a Resort(s) in a Region different from the Resort's Region (a "Foreign Region"), Affiliate shall obtain RCI's prior written consent (which consent may be withheld in RCI's sole and absolute discretion) and, upon such consent, comply with the RCI Procedures of the particular Foreign Region in which such sale(s) are consummated and enter into a written affiliation agreement with such Foreign Region. For the avoidance of doubt, the preceding sentence shall not affect Affiliate's obligations hereunder to offer the RCI Exchange Programs in connection with all sales of ownership interests in each Resort.  A sale of ownership interests of a Resort(s) shall be deemed to be made in the Resort's Region only if made to a person who is physically present in such Region.  A sale made over the Internet, by mail, telephone or otherwise to a person who is not physically present in the Resort's Region shall be deemed to be a sale made in a Foreign Region and, if done so without RCI's consent as provided above, shall be considered a violation of this Section 5.2 and a breach of this Agreement, notwithstanding any provision of the sales documentation to the contrary.  In connection with any sale of ownership interests made other than in person, Affiliate shall use commercially reasonable efforts to ensure that any such sale is made to a person who is physically present in the Resort's Region.  Affiliate hereby agrees that if Affiliate breaches the foregoing provisions by offering the RCI Exchange Programs in connection with a sale of ownership interests of a Resort(s) to a person physically present in a Foreign Region then, in addition to all other rights and remedies RCI may have at law or in equity as a result of such breach, Affiliate shall pay to the RCI Office governing such Foreign Region, the RCI enrollment fees then currently charged by such RCI Office with respect to such sale(s).

5.4.3        Affiliate shall have legal ownership of no less than ten (10) whole units at each affiliated property in the Resort's Region and each Foreign Region, either as existing inventories or bona fide planned or committed inventories.

5.4.4        At least fifty (50%) percent of all inventories sold by Affiliate in a particular Foreign Region must be a resident in that Foreign Region, either as existing inventories or bona fide planned or committed inventories.

ARTICLE 6 - TRADEMARKS

6.1           License.  Upon the terms and conditions of this Agreement, and the policies and procedures established by RCI from time to time governing the use of the Marks, RCI grants to Affiliate and to Association, individually, a non-exclusive license to use the Marks only on and in connection with their services in promoting the RCI Exchange Program, submitting Enrollment Applications of Purchasers at the Resort to RCI, and coordinating activities and performing services associated with the operation of the RCI Exchange Program at the Resort. Neither Affiliate nor Association shall use or permit use of the Marks, in whole or in part, on or in connection with any other business, including but not limited to travel related services, financing services, reservation services, resort management services or resort rental enterprises. Except as expressly provided herein at Section 4.3, neither Affiliate nor Association shall permit or authorize any other person or entity of any kind to use the Marks in any manner.

6.2           Acknowledgment.  Affiliate and Association acknowledge that: (a) RCI is the owner in the United States and various other countries of the Marks; and (b) RCI has the right to exclude others from using the Marks or any variant or combination of the Marks determined to be confusingly similar to the Marks.  Neither Affiliate nor Association shall register or attempt to register the Marks or any other trademark or trade name confusingly similar to one or more of the Marks in its own name or that of any person or entity.  Further, neither Affiliate nor Association shall contest to the validity of the Marks or any registration of the Marks by RCI.

6.3           Quality and Control.  RCI has the right to control all uses of the Marks.  Affiliate and Association agree to maintain such quality standards for its services, in connection with which the Marks are used, equal to the quality of services of RCI.  Affiliate and Association may use the Marks on their promotional materials, advertising and owner communications only as prescribed by RCI policies and procedures in the RCI Procedures Manual and other materials furnished to Affiliate or Association from time to time.  Affiliate and Association agree to comply with all requests of RCI with respect to the appearance and use of the Marks, including any requests to change the form or style of the Marks.  Affiliate and Association shall at all times consistently use the Marks so as to ensure that RCI's rights are adequately preserved.  Affiliate and Association agree to promptly submit to RCI one copy of all printed or visual material bearing one or more of the Marks for prior written approval.  RCI reserves the right to withdraw approval should it be determined, in RCI's sole discretion, that such materials misrepresent or do not accurately reflect RCI or the RCI Exchange Program.  Neither Affiliate nor Association shall do anything itself, or aid or assist any other party to do anything which would infringe, violate, damage, dilute, harm or contest the rights of RCI in and to the Marks.  In addition, Affiliate and Association confirm that all use of the Marks by them or any of their approved sublicensees shall inure to RCI's benefit.  Affiliate and Association shall at any time execute any documents reasonably required by RCI to confirm RCI's ownership of all such rights in mad to the Marks.

ARTICLE 7 - TERMINATION & REMEDIES

7.1           General Right of Termination.  Any party may terminate participation in this Agreement:

7.1.1        in the event of a breach of any of the terms, conditions, covenants, representations or warranties contained in this Agreement, following written notice to the other party(ies) stating the grounds for such termination, unless the breaching party cures the asserted breach to the reasonable satisfaction of the party giving such notice within thirty (30) days of the date of notice;

7.1.2        immediately by giving the parties written notice if the other party(ies) commit a breach of any of the provisions of this Agreement which breech is incapable of cure; or

7.1.3        by giving the other parties hereto at least one hundred-eighty (180) days written notice prior to the expiration of the initial term or any renewal term of its intent to terminate this Agreement at the end of such term.

7.2           RCI's Right of Termination.  Without prejudice to any other rights of termination RCI may have under this Agreement, RCI may terminate its participation in this Agreement with respect to any or all of the Resorts listed in Recital B:

7.2.1        immediately upon written notice to the Affiliate and the Association in the event the Affiliate or Association: (a) become insolvent as defined in the Uniform Commercial Code or makes an assignment for the benefit of its creditors; (b) initiates a proceeding, whether voluntarily or involuntarily, under any chapter or part of the Federal Bankruptcy Code; (c) is a patty to a proceeding for the reorganization or for the adjustment of any of its debts under any act or law, for the relief of debtors now or hereafter existing; (d) has a receiver or trustee appointed for it or for a substantial part of any of its assets; or (e) is a party to any proceeding seeking its dissolution or its full or partial liquidation;

7.2.2        immediately upon written notice to the Affiliate and the Association if any Reseller commits any act or omission which would constitute a breach of this Agreement if committed by Affiliate or Association which, if capable of remedy, has not been remedied within thirty (30) days of notice from RCI;

7.2.3        immediately upon written notice to the Affiliate and the Association if Affiliate or Association transfers a controlling interest in the Resort without RCI's prior written consent;

7.2.4        immediately upon written notice to the Affiliate and the Association if Affiliate or Association attempts to assign or sublicense all or any portion of its rights and duties under this Agreement without RCI's prior written approval;

7.2.5        immediately upon written notice to the Affiliate and the Association if Affiliate or Association is in fundamental or material breach of a term of this Agreement or engages in fraudulent, deceptive or dishonest conduct in connection with this Agreement (whether or not capable of remedy);

7.2.6        upon written notice to Affiliate or Association of not less than six (6) months in the event Affiliate or Association enters into any agreement or arrangement other than with RCI that provides for internal or external exchange services to Purchasers.   In any event, Affiliate or Association agrees to provide RCI with ninety (90) days written notice prior to entering into such agreement or arrangement;

7.2.7        immediately upon written notice to Affiliate or Association if any representation or warranty contained herein is not true at the time it is made or considered reaffirmed;

7.2.8        immediately upon written notice to Affiliate or Association if any representation or warranty contained herein ceases to be true during the term of this Agreement and any renewals thereto; and

7.2.9        as provided for elsewhere in this Agreement.

7.3           Affiliate's and Association's Acknowledgments.

7.3.1        RCI's exercise of its right to terminate pursuant to this Agreement shall in no way limit or impair its right to seek other legal or equitable remedies in connection with a breach by Affiliate or Association.

7.3.2        Termination of this Agreement for whatever reason shall not in any way reflect the right of RCI to receive fees that have accrued and remain unpaid.

7.4           General Acknowledgment.  All of the foregoing notwithstanding, termination of one party's participation in this Agreement shall not impair or terminate the relationship between the remaining parties.

7.5           Obligations Upon Termination.  Upon termination of this Agreement:

7.5.1        RCI, Affiliate and Association shall honor all Confirmed Exchanges and exchange privileges of Exchange Guests that are confirmed or accrued prior to termination;

7.5.2        RCI, Affiliate and Association shall honor all Confirmed Exchanges and exchange privileges of RCI Members who are Purchasers at the Resort that are confirmed or accrued prior to termination of this Agreement;

7.5.3        RCI at its sole discretion, may allow RCI Members who are Purchasers at the Resort to participate in the RCI Exchange Program following termination of this Agreement provided that the Resort maintains high qualitative and managerial standards. Affiliate and Association agree to honor all present and future Confirmed Exchanges or exchange privileges of Purchasers and Exchange Guests;

7.5.4        Affiliate and Association shall immediately discontinue promoting, selling, marketing or offering the RCI Exchange Program in any form to Purchasers or Prospective Purchasers;

7.5.5        Affiliate and Association shall immediately cease using and thereafter abstain from using all RCI videos and other materials bearing any of the RCI Marks, and return the same to RCI within fifteen (15) days after termination of this Agreement;

7.5.6        Affiliate and Association shall immediately cease using and thereafter abstain from using the Marks and any name or mark similar thereto; and

7.5.7        Affiliate and Association shall immediately ensure that the agreement with any RCI approved Reseller is correspondingly immediately terminated with respect to any activities related to RCI and/or use of the Marks, as detailed in Article 4 herein.

7.6           Suspension.  Upon breach by Affiliate or Association, RCI may, without prejudice to its right to terminate this Agreement, suspend operation of the RCI Exchange Program at the Resort or impose such conditions or limitations thereon as RCI deems necessary or appropriate from time to time.

7.7           Equitable Relief.  Affiliate and Association acknowledge that damages may not adequately compensate RCI for a breach of any of the provisions of this Agreement, and, therefore, the parties agree that RCI shall be entitled to a remedy of specific performance or injunctive relief, as appropriate, in the event of a breach or threatened breach of any such provisions by Affiliate or Association, in addition to any other appropriate legal or equitable remedies.

7.8           Waiver.  Upon the termination of this Agreement, Affiliate and Association hereby expressly waive any claim for a refund of any applicable fees remitted during the term of this Agreement.

7.9           Limitations.  Failure to cease using any one or more of the Marks by Affiliate or Association or its Resellers following termination of this Agreement shall entitle RCI to liquidated damages from the offending responsible party in the amount of One Thousand Dollars ($1,000.00 USD) per day, which Affiliate and Association agree is reasonable.  This liquidated damages remedy shall be in addition to any other remedies, legal or equitable, available to RCI.

ARTICLE 8 - GENERAL

8.1           Term.  This Agreement shall become effective on the date it is executed by RCI and shall expire on July 31, 2008.  Thereafter, this Agreement will automatically renew for additional one (1) year terms, until such time as notice of intent to terminate is given by any party hereto pursuant to Section 7.1; provided, however, that Affiliate and Association are in compliance with this Agreement at the expiration of the initial term and subsequent renewal terms.

8.2           Notices.  All notices and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been given if mailed by registered or certified mail, return receipt requested, or transmitted by facsimile with printed confirmation of receipt together with mailing of an original, to the appropriate party(ies) at the following address (or such other address as shall be specified by notice given pursuant to this Section 8.2):

(a)  if to Affiliate:

(b)  if to Association:

(c)  if to RCI:

Notwithstanding the above, RCI may send the notices referred to in Section 3.5 to the Resort at the address set forth in Recital B (or such other address as shall be specified by notice given pursuant to this Section 8.2) by regular United States mail.

8.3           Legal and Binding Obligation.  Affiliate and Association and the individuals executing this Agreement on behalf of Affiliate and Association, respectively, represent and warrant to RCI that this Agreement has been duly and validly executed and delivered by Affiliate and Association, respectively, and constitutes a legal, valid, binding and enforceable agreement of Affiliate and Association, respectively.

8.4           Obligations Binding on Real Estate.  Affiliate and Association agree that their obligations under this Agreement shall run with real estate comprising the Resort and shall be binding upon any transferee of (or successor to) an interest in the Resort which operates such interest for commercial purposes.

8.5           Indemnification.  Affiliate and Association each agree to indemnify and hold RCI harmless from and against any and all claims, demands, obligations, deficiencies, judgments, damages, suits, losses, penalties, expenses, costs (including reasonable attorneys’ fees) and liabilities of any kind, type or nature whatsoever directly or indirectly resulting from, arising out of or in connection with:

8.5.1        any inaccuracy in a representation or warranty or any breach of any of its obligations in this Agreement;

8.5.2        a failure to observe policies and procedures established by RCI;

8.5.3        the wrongful denial of access to a Unit to any Exchange Guest;

8.5.4        any death or personal injury or damage to or loss of property sustained by Exchange Guests while at the Resort;

8.5.5        any acts or omissions by any of their respective directors, officers, partners, employees, representatives, agents, brokers, salesmen, independent contractors, or associates which would constitute a breach of this Agreement if committed by Affiliate or Association;

8.5.6        any acts or omissions of Reseller or Reseller's directors, officers, parsers, employees, representatives, agents, salesmen or associates which would constitute a breach of this Agreement if committal by Affiliate or Association; and

8.5.7        alleged or actual infringement of any trademark, copyright, trade secret, patent, publicity rights, privacy rights, moral rights or false advertising or unfair competition (but excluding any such actions on RCI Marks).

This indemnification and hold harmless provision shall survive the termination of this Agreement for all applicable statutes of limitation.

8.6           Severability.  If any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable or indications of the same are received by either of the parties from any relevant competent authority, the parties shall amend that provision in such reasonable manner as achieves the intention of the parties without illegality or, at the discretion of RCI, such provision may be severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect; provided, however, that if, in RCI's judgment, the effect of such declaration is to defeat the original intention of the parties, RCI shall be entitled to terminate this Agreement by thirty (30) days’ notice to the Affiliate and/or Association.

8.7           Jury Trial.  THE PARTIES WAIVE THE RIGHT TO A JURY TRIAL IN ANY ACTION RELATED TO THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE AFFILIATE, ASSOCIATION, RCI, ANY GUARANTOR, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

8.8           Lock-Off Studios.  RCI agrees that it will accept hotel studio lock-off units (sleep 2/2) in such destinations where RCI accepts similar units from Affiliate's major competitors.  For purposes of this Section 8.8, Affiliate's major competitors shall be deemed to be the five (5) largest publicly traded and the two (2) largest privately held timeshare companies.  Any of the aforementioned lock-off units must meet minimum physical requirements for inclusion in the RCI Exchange Program as described in "A Guide to RCI Affiliation" published by RCl.

8.9           New Resorts.  Affiliate agrees that any resorts or properties, related adjacent locations and/or future phases of such resorts or properties (or portions thereof) (collectively referred to for purposes of this Section 8.9 as "Resort or Resorts") which are either developed or acquired by Affiliate or any of its affiliates, or which are controlled (either directly or indirectly) by either Affiliate or its affiliates, currently or in the future, will automatically be deemed affiliated with RCI pursuant to the terms of RCI's standard Resort Affiliation and Owners Association Agreement.  Notwithstanding the foregoing, however, in the event that Affiliate or any of its affiliates acquires a Resort which is already affiliated with another exchange company, then neither Affiliate nor its respective affiliate will be required to affiliate such Resort with RCI at time of acquisition, but shall use its best efforts to affiliate such Resort with RCI when the affiliation agreement with the other exchange company expires.

8.10           Give Back Program.  RCI agrees to provide to Affiliate, at no expense, certain timeshare intervals located at the Resorts which have been deposited in RCI's inventory pool. RCI shall provide such intervals to Affiliate which have not been otherwise committed to RCI uses.  These unused intervals shall be provided to Affiliate on Tuesday of every week for the coming weekend during the term of this Agreement.  Affiliate specifically acknowledges that RCI makes no warranties, express or implied, as to the number, size, seasonality, or unit configuration of the intervals provided by RCI to Affiliate under this Section 8.10 and agrees to release RCI from any liability associated with such intervals once provided to Affiliate or the applicable resort.

8.10.1      Total Remaining Inventory.  Subject to the provisions as hereinafter set forth, RCI agrees to provide Affiliate, at no expense, those timeshare intervals located at the Resorts, which, as of twenty-one (21) days before the start date, have been deposited in RCI's inventory pool and which have been determined in RCI's sole discretion to be Marketable Inventory (as hereinafter defined).  The Marketable Inventory shall be provided to Affiliate twenty-one (21) days before the start date of such Marketable Inventory.  Affiliate specifically acknowledges that RCI makes no warranties, express or implied, as to the number, size, seasonality, or unit configuration of the Marketable Inventory provided by RCI to Affiliate under this section 8.10.1 and agrees to release RCI from any liability associated with such Marketable Inventory once provided to Affiliate or the applicable Resort.  On a monthly basis, RCI will provide to Affiliate a list ("Report") of Marketable Inventory returned to Affiliate during the prior month, as well as Resort inventory from the Resorts held by RCI from the previous month for projected exchanges, and the usage of such Resort Inventory that was held by RCI for projected exchanges.  The intent of the Report is to demonstrate RCI's good faith efforts to balance projected RCI Member demand with inventory returned to Affiliate. “Marketable Inventory," as used herein, is the result of excess supply of, versus demand for, inventory within the exchange pool.  It is based on trends of supply characteristics and projected exchange demand characteristics for a given interval, at a given location, at that point in time, which RCI tracks from year to year.  The result is inventory (Marketable Inventory) not projected to be used for RCI Member exchanges.  Notwithstanding the foregoing, RCI hereby agrees that it will not rent to any third party timeshare intervals located at the Resorts during the twenty-one (21) days prior to the start date of such timeshare intervals.

8.11           General.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.  The Recitals are hereby incorporated in this Agreement. All references in this Agreement to particular Recitals and Sections are references to Recitals and Sections of this Agreement.  If there is any difference or conflict between the English text of this Agreement and any translation, the English text shall prevail.  Failure of any party to insist on strict compliance with the provisions of this Agreement shall not constitute waiver of that party's right to demand later compliance with the same or other provisions of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  This Agreement and Affiliate's and Association's Application for Affiliation and all attachments thereto constitute the entire understanding and agreement between the parties concerning the subject matter of this Agreement.  This Agreement may be modified only by a writing executed by the parties with the same formality with which this Agreement has been executed.  All understandings between the parties are merged into this Agreement, and there are no representations, warranties, covenants, obligations, understandings or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein.  This Agreement is for the exclusive benefit of Affiliate, Association and RCI; nothing herein shall be construed to create a third-party beneficiary of any Purchaser, RCI Member or other individual or entity. Affiliate and Association acknowledge that this Agreement has been executed, made and entered into in Parsippany, New Jersey, U.S.A., and consents to the personal jurisdiction of the courts of the State of New Jersey.  This Agreement shall in all respects be interpreted and construed in accordance with and governed by the laws of the State of New Jersey, U.S.A., and any action at law or in equity under this Agreement shall be submitted exclusively to the jurisdiction of the courts of Morris County, New Jersey, U.S.A., unless RCI determines in its sole discretion that, because of the injunctive or other equitable relief sought by it, the action should be brought in a jurisdiction in which Affiliate, Association, or the Resort are located.  This Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

ARTICLE 9 - RESERVATIONS

9.0           Club Member Reservations.  In the event Affiliate creates a club organization for all Resorts (the "Vacation Club") which the Vacation Club combines usage at all Resorts, then those Owners at the Resorts who become a member of the Vacation Club ("Club Members") shall be entitled to call RCI and request and confirm a reservation through the RCI Exchange Program without having to deposit a Unit with RCI.  In consideration for a Club Member's confirmed reservation, Affiliate will give to RCI a Unit of the same value, as determined by RCI in its sole discretion, as that reserved by each Club Member.  RCI shall provide Affiliate with a grid which assigns values to the inventory at the Resorts.  This grid is created by RCI and may change from time to time in RCI's sole and absolute discretion.

SILVERLEAF RESORTS, INC.		ORLANDO BREEZE RESORT CLUB

By:	/S/ ROBERT E. MEAD	By:	/S/ ROBERT G. LEVY
Name: Robert E. Mead		Name: Robert G. Levy
Title: CEO		Title: President

RCI, LLC

By:	/S/ RICARDO MONTAUDON
Name: Ricardo Montaudon
Title: President

List of Exhibits to Agreement not filed herewith:

Exhibit A              Materials
Exhibit B              Region Definitions